UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 13, 2017

Date of Report (Date of earliest event reported)

WRAPmail, Inc.

(Exact name of registrant as specified in its charter)

Florida	____333-208293_______	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

445 NE 12th Ave. Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-205-4751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 13, 2017, WRAPmail, Inc (“WRAP”) entered into a joint venture agreement (the “Agreement”) with Health Max Group, Inc., a Washington corporation (“Health Max”), whereby the parties will work towards developing a software system where cannabis can be tracked from seed to sale. The software will be called “Wrapmail Health Max Venture,” which WRAP will be responsible for developing. Health Max will be the entity actually tracking the cannabis. All revenue generated by the joint venture will be evenly split between WRAP and Health Max. Pursuant to the Agreement, both Health Max and WRAP shall have equal managerial authority over the joint venture. The joint venture may be terminated by mutual agreement, bankruptcy of any party, operation of law or upon material breach by a party. The Agreement otherwise contains standard representations and warranties and is governed by the laws of the state of New York.

This current report contains forward-looking statements regarding our intentions to develop cannabis tracking software. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions.  Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements.  We caution investors not to rely unduly on any forward-looking statements.  We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events or otherwise.

 Item 8.01 Other Events

On January 18, 2017, WRAP issued a press release announcing the Agreement with Heath Max disclosed above in Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRAPmail, INC.

Date: January 18, 2017	By:	/s/ Marco Alfonsi Marco Alfonsi, CEO